Exhibit 4.1

State of Delaware Secretary of State Division of Corporations Delivered 10:57 AM 03/17/2011 FILED 10:53 AM 03/17/2011 SRV 110309165 – 2836093 FILE

CERTIFICATE OF DESIGNATIONS, PREFERENCES,

AND RELATIVE, OPTIONAL AND

OTHER SPECIAL RIGHTS

OF

SERIES A PREFERRED STOCK

OF

SIRVA, INC.

Pursuant to Section 151(g) of the

General Corporation Law of the State of Delaware

The undersigned, Susan Hobson Kus, the Secretary of SIRVA, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), certifies that pursuant to a meeting of the board of directors of the Corporation and the authority expressly granted to and vested in the board of directors of the Corporation by the Amended and Restated Certificate of Incorporation of the Company (as amended from time to time, the “Certificate of Incorporation”) which authorizes the issuance by the Company of up to 1,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), and in accordance with the provisions of Section 151(g) of the DGCL, the Board of Directors on March 16, 2011 duly adopted the following resolution, which resolution remains in full force and effect on the date hereof:

RESOLVED, that pursuant to Article Fourth, Section B of the Certificate of Incorporation, the board of directors of the Corporation hereby designates, creates, authorizes and provides for the issuance of Series A Preferred Stock, par value $0.01 per share, with an initial issue price of $1,000 per share, consisting of 213,938 shares on the terms and with the voting powers, designations, preferences, and relative, optional or other special rights and such qualifications, limitations or restrictions set forth herein (in addition to those set forth in the Certificate of Incorporation).

Capitalized terms used herein but not defined have the meanings ascribed to them in Section 7 below.

Section 1. Dividends.

1.1 General Obligation. When and as declared by the Corporation’s Board of Directors and to the extent permitted under the General Corporation Law of Delaware, the Corporation shall pay preferential dividends in cash, subject to Section 1.4, to the holders of the Series A Preferred Stock (the “Series A Preferred”) as provided in this Section 1. Dividends on each share of the Series A Preferred (a “Share”) shall accrue on a daily basis at the rate of 13% per annum of the Liquidation Value thereof plus all accumulated and unpaid dividends thereon from and including the date of issuance of such Share to and including the first to occur of (i) the date on which the Liquidation Value (plus all accrued and unpaid dividends) of such Share is paid to the holder thereof in connection with the liquidation of the Corporation or the redemption of such Share by the Corporation or (ii) the date on which such share is otherwise acquired by the Corporation. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The date on which the Corporation initially issues any Share shall be deemed to be its “date of issuance” regardless of the number of times transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Share.

1.2 Dividend Payment Dates. All dividends which have accrued on the Series A Preferred shall be payable on March 31, June 30, September 30 and December 31 of each year, beginning March 31, 2011 (the “Dividend Payment Dates”).

1.3 Distribution of Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series A Preferred, such payment shall be distributed pro rata among the holders thereof based upon the aggregate Liquidation Value (plus all accrued and unpaid dividends) on the Shares held by each such holder.

1.4 Accumulated Dividends. Notwithstanding any other provision of this Section 1. (a) in the sole discretion of the Corporation with respect to any dividends accruing on the Series A Preferred on or after the date occurring three years after the date of issuance, the Corporation may elect to pay such dividends in cash provided that payment of such cash dividends will not cause (i) the Corporation’s Leverage to exceed the maximum Leverage permitted by Section 7.1 of the Term Credit Agreement (or, in the event of a refinancing, refunding, amendment or similar modification of the Term Credit Agreement, the maximum Leverage similarly permitted under any such amended, modified or refinanced agreement) or (ii) the Corporation’s Liquidity to fall below the minimum Liquidity required by Section 6.7(i) of the ABL Credit Agreement (or, in the event of a refinancing, refunding, amendment or similar modification of the ABL Credit Agreement, the minimum Liquidity similarly required under any such amended, modified or refinanced agreement) and (b) prior to the date occurring three years after the date of issuance, the dividends accruing in any period shall not be paid in cash. To the extent not paid on a Dividend Payment Date in cash, all dividends which have accrued on each Share outstanding during the three month period (or other period in the case of the initial Dividend Payment Date) ending upon each such Dividend Payment Date shall be accumulated and shall remain accumulated dividends with respect to such Share until paid to the holder thereof.

Section 2. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), each holder of Series A Preferred shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value of all Shares held by such holder (plus all accrued and unpaid dividends thereon), and the holders of Series A Preferred shall not be entitled to any further payment with respect to their Shares. If upon any such liquidation, dissolution or winding up of the Corporation the Corporation’s assets to be distributed among the holders of the Series A Preferred are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 2, then the entire assets available to be distributed to the Corporation’s stockholders shall be distributed pro rata among such holders based upon the aggregate Liquidation Value (plus all accrued and unpaid dividends) of the Series A Preferred held by each such holder. Not less than 60 days prior to the payment date stated therein, the Corporation shall mail written notice of any such liquidation, dissolution or winding up to each record holder of Series A Preferred, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Share and each share of Common Stock in connection with such liquidation, dissolution or winding up.

Section 3. Priority of Series A Preferred on Dividends and Redemptions. Only so long as the Corporation has failed to pay any dividends that the Corporation is then required to pay with respect to the Preferred Stock, without the prior written consent of the holders of the holders of two-thirds of the outstanding shares of Series A Preferred, the Corporation shall not redeem, purchase or otherwise acquire directly or indirectly any Junior Securities (other than pursuant to employee stock incentive plans or agreements), nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any Junior Securities.

Section 4. Redemptions.

4.1 Optional Redemptions. The Corporation may at any time and from time to time without premium or penalty redeem all or any portion of the Shares of Series A Preferred then outstanding. Upon any such redemption, the Corporation shall pay a price per Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon).

4.2 Redemption Payments. For each Share which is to be redeemed hereunder, the Corporation shall be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation’s principal office of an executed assignment of such Share) an amount in immediately available funds equal to the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon). If the funds of the Corporation legally available for redemption of Shares on any Redemption Date are insufficient to redeem the total number of Shares to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of Shares pro rata among the holders of the Shares to be redeemed based upon the aggregate Liquidation Value of such Shares held by each such holder (plus all accrued and unpaid dividends thereon). At any time thereafter when additional funds of the Corporation are legally available for the redemption of Shares, such funds shall immediately be used to redeem the balance of the Shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

4.3 Notice of Redemption. Except as otherwise provided herein, the Corporation shall mail written notice of each redemption of any shares of Series A Preferred to each record holder thereof not more than 60 nor less than 30 days prior to the date on which such redemption is to be made.

4.4 Dividends After Redemption Date. No Share shall be entitled to any dividends accruing after the date on which the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon) is paid to the holder of such Share. On such date, all rights of the holder of such Share shall cease, and such Share shall no longer be deemed to be issued and outstanding.

4.5 Redeemed or Otherwise Acquired Shares. Any Shares which are redeemed or otherwise acquired by the Corporation shall be canceled and retired to authorized but unissued shares and shall not be reissued, sold or transferred.

4.6 Other Redemptions or Acquisitions. The Corporation shall not, nor shall it permit any Subsidiary to, redeem or otherwise acquire any Shares of Series A Preferred, except as expressly authorized herein.

4.7 Special Redemptions.

(i) If a Change in Ownership has occurred or a Responsible Officer of the Corporation obtains knowledge that a Change in Ownership is reasonably likely to occur, the Corporation shall give written notice of such Change in Ownership describing in reasonable detail the material terms and date of consummation thereof to each holder of Series A Preferred, but in any event such notice shall not be given later than five days after the occurrence of such Change in Ownership, and the Corporation shall give each holder of Series A Preferred written notice of any material change in the terms or timing of such transaction. Any holder of Series A Preferred then outstanding may require the Corporation to redeem all or any portion of the Series A Preferred owned by such holder at a price per Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon) by giving written notice to the Corporation of such election prior to the later of (a) 45 days after receipt of the Corporation’s notice and (b) five days prior to the consummation of the Change in Ownership (the “Expiration Date”).

(ii) Upon receipt of such election(s), the Corporation shall be obligated to redeem the aggregate number of Shares specified therein on the later of (a) the occurrence of the Change in Ownership or (b) five days after the Corporation’s receipt of such election(s). If any proposed Change in Ownership does not occur, all requests for redemption in connection therewith shall be automatically rescinded, or if there has been a material change in the terms or the timing of the transaction, any holder of Series A Preferred may rescind such holder’s request for redemption by delivering written notice thereof to the Corporation prior to the consummation of the transaction.

(iii) The term “Change in Ownership” means any sale, transfer or issuance or series of sales, transfers and/or issuances of Common Stock by the Corporation or any holders thereof which results in any Person or group of Persons (as the term “group” is used under the Securities Exchange Act of 1934), other than the holders of Common Stock and Series A

Preferred as of the date of the Purchase Agreement, owning more than 50% of the Common Stock outstanding at the time of such sale, transfer or issuance or series of sales, transfers and/or issuances.

(iv) If a Redemption Rights Event has occurred or Responsible Officer of the Corporation obtains knowledge that a Redemption Rights Event is reasonably likely to occur, the Corporation shall give written notice of such Redemption Rights Event describing in reasonable detail the material terms and date of consummation thereof to each holder of Series A Preferred, in the case of a proposed Redemption Rights Event, not more than 45 days nor less than 20 days prior to the consummation of such Redemption Rights Event, and the Corporation shall give each holder of Series A Preferred written notice of any material change in the terms or timing of such transaction. Any holder of Shares then outstanding may require the Corporation to redeem all or any portion of the Series A Preferred owned by such holder at a price per Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon) by giving written notice to the Corporation of such election prior to the later of (a) ten days prior to the consummation of the Redemption Rights Event or (b) sixty days after receipt of notice from the Corporation; provided that in the event of an Equity Offering that does not constitute a Fundamental Change, the Corporation shall only be required to apply 75% of the Equity Proceeds to redeem Shares hereunder.

(v) Upon receipt of such election(s), the Corporation shall be obligated to redeem the aggregate number of Shares specified therein (or in the event of an Equity Offering that does not constitute a Fundamental Change, such lower number of Shares as required by Section 4.7(iv)) upon the later of (a) the consummation of such Redemption Rights Event or (b) five days after the Corporation’s receipt of such election(s). If any proposed Redemption Rights Event does not occur, all requests for redemption in connection therewith shall be automatically rescinded, or if there has been a material change in the terms or the timing of the transaction, any holder of Series A Preferred may rescind such holder’s request for redemption by delivering written notice thereof to the Corporation prior to the consummation of the transaction.

(vi) The term “Fundamental Change” means (a) any sale or transfer of all or substantially all of the assets of the Corporation and its Subsidiaries on a consolidated basis (measured either by book value in accordance with generally accepted accounting principles consistently applied or by fair market value determined in the reasonable good faith judgment of the Corporation’s Board of Directors) in any transaction or series of transactions (other than sales in the ordinary course of business) or (b) any merger or consolidation to which the Corporation is a party, except for a merger in which the Corporation is the surviving corporation, the terms of the Series A Preferred are not changed and the Series A Preferred is not exchanged for cash, securities or other property, and after giving effect to such merger, the holders of the Corporation’s outstanding capital stock possessing a majority of the voting power to elect a majority of the Corporation’s Board of Directors immediately prior to the merger shall continue to own the Corporation’s outstanding capital stock possessing the voting power to elect a majority of the Corporation’s Board of Directors. For the avoidance of doubt, any sale, transfer or issuance or series of sales, transfers and/or issuances of Common Stock by the Corporation or any holders thereof shall not by itself constitute a merger, consolidation or sale of assets of the Corporation.

Section 5. Voting Rights. Except as otherwise provided herein and as otherwise required by applicable law, the Series A Preferred shall have no voting rights.

Section 6. Registration of Transfer. The Corporation shall keep at its principal office or other office location a register for the registration of Series A Preferred.

Section 7. Definitions.

“ABL Credit Agreement” means that certain credit agreement dated on or about March 17, 2011, among SIRVA Worldwide, Inc., certain of its Wholly-Owned Subsidiaries, the Corporation, the “Lenders” under (and as defined in) the ABL Credit Agreement and Wells Fargo Capital Finance, LLC, as the “Administrative Agent” under the ABL Credit Agreement, as amended, restated, supplemented, refinanced, refunded, renewed, extended or otherwise modified from time to time (including, without limitation, any revolving credit facility or term loan facility entered into in connection with such supplement, refinancing, refunding, renewal, extension, or modification).

“Change in Ownership” has the meaning set forth in Section 4.7 hereof.

“Common Stock” means, collectively, the Corporation’s Common Stock and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

“Equity Offering” means any underwritten initial public offering by the Corporation of its equity securities; provided that such offering shall not include: (i) any issuance to employees, directors or consultants of the Corporation, or employees, directors or consultants of Affiliates of the Corporation, in each case, under an employee stock purchase plan or employee benefits plan adopted by the board of directors (or similar body) of any such entity or otherwise, (ii) any dividend, split or distribution paid in securities or any subdivision or combination of securities and (iii) any issuance of securities in consideration for any bona fide arms-length acquisition with an independent third-party.

“Equity Proceeds” means the net cash proceeds from an Equity Offering remaining after deduction of all discounts, underwriters’ commissions, payments required to be made pursuant to the ABL Credit Agreement or the Term Credit Agreement and other reasonable fees and expenses to consummate the Equity Offering (including, but not limited to, fees and expenses to redeem Shares hereunder).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Fundamental Change” has the meaning set forth in Section 4.7 hereof.

“GAAP” has the meaning given to such term in the Term Credit Agreement.

“Investor Rights Agreement” means the Investor Rights Agreement, dated on or about March 17, 2011, by and among the Corporation and certain investors, as such agreement may from time to time be amended in accordance with its terms.

“Junior Securities” means any capital stock or other equity securities of the Corporation, except for the Series A Preferred.

“Leverage” has the meaning given to Consolidated Leverage Ratio in the Term Credit Agreement (or, in the event of a refinancing, refunding, amendment or similar modification of the Term Credit Agreement, the meaning given to “Consolidated Leverage Ratio,” or a similarly defined term under any such amended, modified or refinanced agreement).

“Liquidation Value” of any Share as of any particular date shall be equal to $1,000.00.

“Liquidity” has the meaning given to such term in the ABL Credit Agreement (or, in the event of a refinancing, refunding, amendment or similar modification of the ABL Credit Agreement, the meaning given to such term or a similarly defined term under any such amended, modified or refinanced agreement).

“Person” means an individual, a partnership, a corporation, a limited liability company, a limited liability, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Purchase Agreement” means the Exchange and Purchase Agreement, dated on or about March 17, 2011, by and among the Corporation and certain investors, as such agreement may from time to time be amended in accordance with its terms.

“Redemption Date” as to any Share means the date specified in the notice of any redemption at the Corporation’s option or at the holder’s option or the applicable date specified herein in the case of any other redemption; provided that no such date shall be a Redemption Date unless the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon and any required premium with respect thereto) is actually paid in full on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid.

“Redemption Rights Event” means an Equity Offering in which the Corporation receives $100,000,000 in Equity Proceeds or a Fundamental Change.

“Registration Rights Agreement” means the Registration Rights Agreement, dated May 12, 2008, by and among the Corporation and certain stockholders, as such agreement may from time to time be amended in accordance with its terms.

“Responsible Officer” means as to any Person, any of the following officers of such Person: (a) the chief executive officer or the president of such Person and, with respect to financial matters, the chief financial officer, chief restructuring officer, the treasurer or the controller of such Person, (b) any vice president of such Person or, with respect to financial matters, any assistant treasurer or assistant controller of such Person, who has been designated in writing as a Responsible Officer by such chief executive officer or president of such Person or, with respect to financial matters, such chief financial officer of such Person and (c) with respect to ERISA matters, the senior vice president - human resources (or substantial equivalent) of such Person.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing general partner of such limited liability company, partnership, association or other business entity.

“Term Credit Agreement” means that certain credit agreement dated on or about March 17, 2011, among SIRVA Worldwide, Inc., the Corporation, the “Lenders” under (and as defined in) the Term Credit Agreement and Barclays Bank PLC, as the “Administrative Agent” under the Term Credit Agreement, as amended, restated, supplemented, refinanced, refunded, renewed, extended or otherwise modified from time to time (including, without limitation, any revolving credit facility or term loan facility entered into in connection with such supplement, refinancing, refunding, renewal, extension, or modification).

“Wholly-Owned Subsidiary” means, with respect to any Person, a Subsidiary of which all of the outstanding capital stock or other membership or ownership interests are owned by such Person or another Wholly-Owned Subsidiary of such Person.

Section 8. Amendment and Waiver. No amendment, modification or waiver shall be binding or effective with respect to any provision hereof without the prior written consent of the holders of two-thirds of the Series A Preferred outstanding at the time such action is taken; provided that no such action shall change (a) the rate at which or the manner in which dividends on the Series A Preferred accrue or the times at which such dividends become payable or the amount payable on redemption of the Series A Preferred or the times at which redemption of Series A Preferred is to occur, without the prior written consent of the holders of 100% of the Series A Preferred then outstanding and affected by such change, and (b) the percentage required to approve any change described in clause (a) above, without the prior written consent of the holders of 100% of the Series A Preferred then outstanding and affected by such change.

Section 9. Event of Noncompliance.

9.1 Definition. An “Event of Noncompliance” shall have occurred if:

(i) the Corporation fails to make any redemption payment with respect to the Series A Preferred which it is required to make hereunder, whether or not such payment is legally permissible or is prohibited by any agreement to which the Corporation is subject;

(ii) the Corporation breaches or otherwise fails to perform or observe any other covenant or agreement set forth herein or in the Purchase Agreement, the Registration Rights Agreement or the Investor Rights Agreement for the benefit of the holders of the Preferred Stock;

(iii) any representation or warranty of the Corporation contained in the Purchase Agreement is false or misleading in any material respect on the Closing Date; or

(iv) the Corporation or any material Subsidiary makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Corporation or any material Subsidiary bankrupt or insolvent; or any order for relief with respect to the Corporation or any material Subsidiary is entered under the Federal Bankruptcy Code; or the Corporation or any material Subsidiary petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Corporation or any material Subsidiary or of any substantial part of the assets of the Corporation or any material Subsidiary, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of a Subsidiary) relating to the Corporation or any material Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Corporation or any material Subsidiary and either (a) the Corporation or any such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein or (b) such petition, application or proceeding is not dismissed within 60 days.

9.2 Consequences of Events of Noncompliance.

(i) If any Event of Noncompliance has occurred and is continuing, the number of directors constituting the Corporation’s Board of Directors shall, at the request of the holders of a majority of the Series A Preferred then outstanding, be increased by two, and the holders of Series A Preferred shall have the special right, voting separately as a single class (with each Share being entitled to one vote) and to the exclusion of all other classes of the Corporation’s stock, to elect individuals to fill such newly created directorships, to remove any individuals elected to such directorships and to fill any vacancies in such directorships. The special right of the holders of Series A Preferred to elect members of the Board of Directors may be exercised at the special meeting called pursuant to this paragraph (i), at any annual or other special meeting of stockholders and, to the extent and in the manner permitted by applicable law, pursuant to a written consent in lieu of a stockholders meeting. Such special right shall continue until such time as there is no longer any Event of Noncompliance in existence, at which time such special right shall terminate subject to revesting upon the occurrence and continuation of any Event of Noncompliance which gives rise to such special right hereunder. When there is no longer an Event of Noncompliance, directors elected pursuant to this Section 9 shall be deemed automatically removed as directors, and the number of directors constituting the board of directors of the Corporation shall decrease to such number as constituted the whole board of directors of the Corporation immediately prior to the occurrence of the Event of Noncompliance giving rise to the special right to elect directors.

At any time when such special right has vested in the holders of Series A Preferred, a proper officer of the Corporation shall, upon the written request of the holder of at least 10% of the Series A Preferred then outstanding, addressed to the secretary of the Corporation, call a special meeting of the holders of Series A Preferred for the purpose of electing directors pursuant to this paragraph (i). Such meeting shall be held at the earliest legally permissible date at the principal office of the Corporation, or at such other place designated by the holders of at least 10% of the Series A Preferred then outstanding. If such meeting has not been called by a proper officer of the Corporation within ten days after personal service of such written request upon the secretary of the Corporation or within 20 days after mailing the same to the secretary of the Corporation at its principal office, then the holders of at least 10% of the Series A Preferred then outstanding may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by such Person so designated upon the notice required for annual meetings of stockholders and shall be held at the Corporation’s principal office, or at such other place designated by the holders of at least 10% of the Series A Preferred then outstanding. Any holder of Series A Preferred so designated shall be given access to the stock record books of the Corporation for the purpose of causing a meeting of stockholders to be called pursuant to this paragraph (i).

At any meeting or at any adjournment thereof at which the holders of Series A Preferred have the special right to elect directors, the presence, in person or by proxy, of the holders of a majority of the Series A Preferred then outstanding shall be required to constitute a quorum for the election or removal of any director by the holders of the Series A Preferred exercising such special right. The vote of a majority of such quorum shall be required to elect or remove any such director.

(ii) The remedy to elect additional directors set forth in this Section 9 shall be the sole and exclusive remedy of the holders of Series A Preferred in the event that an Event of Noncompliance exists, without waiver of any rights of priority on a liquidation pursuant to Section 2.

Section 10. Notices. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

SIRVA, INC., a Delaware corporation

By.	/s/ Susan Hobson Kus

Name:	Susan Hobson Kus
Title:	Secretary

Signature to Certificate of Designations